Exhibit 10.28

5E ADVANCED MATERIALS, INC.

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”), is made and entered into effective as of June 1, 2024 (“Effective Date”), by and between 5E Advanced Materials, Inc. (“Company”) and Malm Consulting LLC (“Contractor”), collectively the “Parties”. The Parties desire to enter into a relationship whereby Contractor will provide certain services to, and perform certain work for, the Company. To that end, the Parties agree as follows:

1.0
DEFINITIONS
1.1
“Agreement” means this Independent Contractor Agreement.
1.2
“Contractor” means the individual or independent business entity specified above and, individually and collectively, the agents, employees, officers, partners, principals, consultants, and contractors of such individual or entity.
1.3
“Services” means the services to be performed by Contractor pursuant to this Agreement and one or more Statements of Work (“SOWs”), in a form similar to that form attached as Exhibit A, which may be provided and/or updated from time to time.
2.0
Background
2.1
The Company. The Company is a provider of BORON+ advanced materials focused on enabling decarbonization.
2.2
Contractor. Contractor is in the business of providing accounting, financial reporting, bookkeeping, treasury and related consulting services to businesses in needs of such services. Contractor provides these services to others as part of Contractor’s own independent trade and is a regular provider of such services.
3.0
duties and responsibilities
3.1
Services. Contractor shall provide the Services on a term basis as more particularly set forth in the attached SOW(s). The Company may change the scope and details associated with the Services, provided that any material change requiring additional services to be provided by Contractor shall be subject to the Parties’ mutual agreement regarding Contractor’s compensation for any such material changes, and Contractor’s agreement to perform such additional services. No services beyond those outlined in the attached SOW(s) may be added without the express written authorization/agreement of Contractor, which may be communicated via email.
3.2
Method of Performing Services. Contractor shall provide the Services to the Company in accordance with the SOWs and the terms and conditions of this Agreement. The Parties acknowledge that the result of the Services under this Agreement is the primary objective bargaining for by the Parties. Consequently, Contractor shall have the sole and exclusive right to determine, control, and exercise discretion as to the manner, method, and means of performing the Services; provided, however, that Contractor shall perform the Services in compliance with Company and/or Company client or vendor requirements and Company policies. Contractor shall also perform the Services in a careful, professional, and timely manner, and to the best of Contractor’s ability, and shall, at all times, conduct the Services in a manner that will not adversely affect the Company’s business, operations, reputation, or goodwill. Contractor may not subcontract or otherwise delegate Contractor’s obligations under this Agreement.
3.3
Inspection. The Company may inspect the performance of the Services to ensure that such Services are meeting the specifications and performance expectations required under this Agreement and the SOW(s), and that such Services meet a general professional standard consistent with performance of such Services in the industry. The Company may exercise its right to inspect both during and after the provision of the Services.
3.4
Compliance with Laws. Contractor will abide by all applicable laws and regulations in the performance of Services. Contractor, and all persons under Contractor’s direction, are and shall remain eligible to perform Services in the United States, in accordance with all applicable laws.
3.5
Scheduling and Reporting. Contractor shall use Contractor’s best efforts to accommodate the Company’s scheduling needs in the performance of all Services under this Agreement and each SOW. In the event that Contractor is unable to perform the Services (for whatever reason), Contractor shall immediately notify the Company representative identified in Section 5.2.
4.0
contractor representations
4.1
Contractor Experience & Credentials. Contractor represents that Contractor has the experience and credentials, including any licenses or certifications, necessary to provide the Services and is in good standing with any applicable professional organizations or governing bodies. The Company may verify Contractor’s experience and credentials to ensure Contractor meets the necessary qualifications to provide Services.
4.2
No Conflicts of Interest or Obligations. Contractor represents that Contractor has no conflicts of interests and is not prohibited by any agreement or other obligation from rendering the Services under this Agreement, including any restrictive covenant to which Contractor may be subject based on services or employment rendered to any other person or entity. Contractor also represents that Contractor will not use the confidential information, trade secrets, or proprietary information of any other person or entity in the performance of the Services.
4.3
Misrepresentation. Contractor understands that any misrepresentation or omission of facts associated with Contractor’s experiences or credentials may result in immediate breach of this Agreement, regardless of when the misrepresentation or willful omission was made or when the Company discovered such misrepresentation or willful omission.
5.0
Relationship between the parties.
5.1
Independent Contractor. Contractor is an independent contractor of the Company and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between Contractor and the Company for any purpose.
5.2
No Eligibility for Benefits. Without limiting Section 5.1, Contractor will not be eligible to participate in any group health or life insurance, disability, profit sharing, or retirement benefits, or any vacation or other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on Contractor’s behalf.

Contractor understands and agrees that Contractor shall not be entitled to make a claim for or receive unemployment compensation, worker’s compensation, or disability benefits pursuant to this Agreement or Contractor’s relationship with the Company and any such compensation or benefits coverage must be provided by Contractor or some other entity.
5.3
Responsibility for Contractor’s Workers. Any persons employed or engaged by Contractor in connection with the performance of the Services shall be Contractor’s employees or contractors and Contractor shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.
5.4
Communication with Company Representatives. During the performance of this Agreement (and the Services pursuant to this Agreement), Contractor shall keep the Company apprised of the status of Contractor’s performance, and regularly consult with the Company’s representatives regarding the Services.
5.5
Non-Exclusive Relationship. This Agreement is non-exclusive. Contractor may perform work for others during the term of this Agreement. The Company also may cause work of the same or a different kind to be performed by its own personnel or other contractors or consultants during the term of this Agreement. The foregoing notwithstanding, nothing in this provision is or should be construed to be a waiver of the Company’s rights under this Agreement, including any and all rights contained in any provision on intellectual property or confidentiality.
5.6
Continuation of Service. Nothing contained in this Agreement confers upon Contractor any right to continue to render Services to the Company after termination of this Agreement or to become employed by the Company.
6.0
schedule, Professional fees, expenses, and invoices
6.1
Schedule/Time Off. During the term of this Agreement, Contractor shall allocate at least forty (40) hours per week for the performance of Services for the Company. During the term, Contractor shall be entitled to paid vacation and other paid time off at a rate that is no less favorable than the paid time offer to officers of the Company. Such paid time off shall be scheduled with the Company in advance, to the extent practicable.
6.2
Professional Fees. In return for the Services performed by Contractor during the Term, the Company shall pay Contractor a monthly fee of Forty Thousand Dollars and No Cents ($40,000.00). The applicable monthly fee shall be prorated for any partial month of Services provided by Contractor to the Company.
6.3
Costs and Expenses. The Company will reimburse Contractor for all reasonable business costs and expenses incurred by Contractor in connection with Contractor’s performance of Services for the Company including, but not limited to, all attorneys’ fees, costs, or expenses incurred by Contractor in the negotiation and drafting of this Agreement. Requests for expense reimbursement shall be submitted by Contractor as part of Contractor’s invoice for Services. Contractor must provide copies of receipts for any single expense incurred. Contractor has up to thirty (30) days to provide the Company with original receipts and other supporting documentation for expenses; otherwise, the Company is not obligated to reimburse such expenses. Approved expenses will be reimbursed within fifteen (15) days of the Company’s receipt of invoices with supporting receipts.

6.4
Invoices. Contractor shall submit invoices for completed Services to the Company in a form satisfactory to the Company. Contractor shall submit such invoices to the Company for approval on the first (1st) day of each month in arrears of Services performed. The Company will make payment to Contractor within fifteen (15) days after the Company’s receipt of Contractor’s invoice. Contractor shall submit all invoices electronically to [ ]. Late invoicing by Contractor shall not affect the Company’s obligation to pay for Services provided.
6.5
No Withholding/Tax Reporting. The Company shall not: (i) withhold FICA (Social Security) taxes from its payments to Contractor; (ii) make federal or state unemployment insurance contributions on behalf of Contractor; or (iii) withhold federal, state, or local income taxes from its payments to Contractor. The Company will report all amounts paid to Contractor by filing Form 1099 – MISC with the Internal Revenue Service. Contractor shall be responsible for paying, and shall indemnify the Company against, all federal, state, or local taxes or contributions, including penalties and interest, due or owing on any compensation paid to Contractor by the Company for the Services. Contractor will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to Consultant’s performance of the Services and receipt of fees under this Agreement. Contractor agrees to file business or self-employment income tax returns with the Internal Revenue Service for all years during which Contractor provides Services to the Company and will present proof of such filings to the Company as soon thereafter as is practicable whenever requested.
7.0
Confidentiality and Intellectual Property
7.1
Mutual Confidentiality. In the course of providing Services to the Company, the Parties may be making use of, acquiring and/or or adding to the Party’s valuable confidential information and trade secrets. The promises contained in this section are not intended to preclude Contractor from performing services for any other person or entity or to preclude the Company from obtaining services from any other person or entity but rather are intended to prohibit the Parties from using the confidential or proprietary information described herein in a manner that is not for the benefit of the other Party.
i.
Necessity. Contractor’s work for the Company will require that that the Parties be provided with access to certain confidential and proprietary information which is the property of the other Party and/or one or more of their business partners or customers. Such information to which the Parties may have access is valuable to the Parties and/or their business partners or customers and each Party takes steps to maintain the secrecy and confidential nature of these matters, including the regular use of computer passwords, locks, and other security measures, and requires others with access to this information to execute agreements that have obligations similar to the obligations contained in this Section 7.0. The Parties acknowledges that they would not provide or obtain the Services or provide the other Party with access to such information absent the other Party’s agreement to the terms and conditions contain in this Section 7.0.
ii.
Protected Information. Protected Information means information that is not generally known to, and not readily ascertainable through proper means by, the Party’s competitors on matters such as marketing concepts, ideas, plans, and strategies; product distribution; costs, profits, finances, sales, customer lists, and customer information; business plans, opportunities, strategies, pricing and methods; manufacturing processes, methods, machines, tools, raw materials, techniques, sequences, packaging and equipment; inventions, innovations, improvements, discoveries, software, software design, formulae, research, development, specifications, data, and technical information; patent applications; the Party’s (business, not individual) know-how; confidential personnel information; trade secrets; and other information which in the Party’s reasonable opinion could, if known to a competitor, give such competitor a significant advantage in developing, producing or providing a similar or competing product or service to the Party’s services or could reasonably be foreseen to jeopardize the Party’s technological or marketing lead time with respect to its services and/or products (both developed and under development). Protected Information also includes negative know-how, which is information about what the Party tried that did not work, if that information is not generally known or easily ascertainable by its competitors and would give such competitors an advantage in knowing what not to do. Information, data, and materials received by a Party from others in confidence (or subject to nondisclosure or similar covenants) shall also be Protected Information.
iii.
Not Protected Information. Notwithstanding the foregoing, Protected Information shall not include information that the Parties can prove (i) was in the public domain, being publicly and openly known through lawful and proper means, (ii) was independently developed or acquired by the Parties without reliance in any way on other Protected Information of the other Party or any customer or business partner of the other Party, or (iii) was approved by the other Party for use and disclosure by the Party without restriction.
iv.
Access to Protected Information. The Parties acknowledge that they would not have access to the other Party’s Protected Information but for their contractual relationship the promises below.
7.2
Promises by the Parties. The Parties make the following promises regarding the Protected Information.
i.
Promise To Protect. The Parties promise to protect and maintain the confidentiality of the other Party’s Protected Information during the term of this Agreement and after this Agreement ends for any reason. The Parties will take any and all steps necessary for the protection and security of information and will also immediately report to the other Party any potential or actual security breach or loss of the other Party’s Protected Information.
ii.
Promise to Return. The Parties agrees to return and not to retain any and all materials reflecting Protected Information that they may possess (including all equipment owned by the other Party) immediately upon termination of this Agreement or upon demand by the other Party.
iii.
Promise Not To Use Or Disclose. The Parties agrees to not use or disclose any Protected Information (without the other Party’s prior written consent or except as required by law or the performance of such Party’s obligations hereunder) during the term of this Agreement and after this Agreement ends for any reason (“Restricted Period”), where such disclosure would be detrimental to the interests of the other Party.
7.3
Trade Secrets/Defend Trade Secrets Act. Nothing in this Agreement diminishes or limits any protection granted by law to trade secrets or relieves the Parties of any duty not to disclose,

use, or misappropriate any information that is a trade secret of the other Party, for as long as such information remains a trade secret. Additionally, nothing in this Agreement is intended to discourage the Parties from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:
i.
An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
ii.
An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall limit, curtail, or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.
7.4
Required Disclosures. If a Party is requested or required to provide Protected Information in any legal proceeding or governmental investigation, the Party will promptly notify the other Party of the request so that the other Party may either seek an appropriate protective order or waive the other Party’s obligations under this Agreement. However, nothing in this Agreement prohibits the Parties from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, or any agency or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation. The Parties do not need the prior authorization of the other Party to make any such reports or disclosures and the Parties are not required to notify the other Party that they have made such reports or disclosures.
7.5
Ownership Rights. In the course of providing Services pursuant to this Agreement, Contractor may be creating, designing, drafting, developing, or adding to the Company’s inventions or copyrights. Contractor shall promptly communicate all such work product to the Company, and expressly acknowledges that any such work product is a “work made for hire.”
7.6
Inventions. Any design, improvement, discovery, computer program, software development, know how, product or service idea, whether or not patentable or subject to copyright protection, developed by Contractor during the course of providing Services pursuant to this Agreement, shall be considered a “Company Invention” that belongs to the Company if it: (a) involved the use of time in performing Services pursuant to this Agreement; (b) involved the use of the Company’s equipment, supplies, facilities, Protected Information, data, or trade secrets; (c) at the time conceived or first reduced to practice, related to the Company’s current or planned business activities; or (d) resulted from work performed for the Company (collectively, “Company Inventions”). Contractor assigns and agrees to assign to the Company, and the Company accepts and agrees to accept, Contractor’s entire right, title, and interest in all Company Inventions (as just defined), and any patent rights arising therefrom.

7.7
Copyrights. Any material written, created, designed, discovered, or drafted by Contractor for the Company or connected to the performance or provision of Services pursuant to this Agreement shall be considered a “work made for hire” and the property of the Company. With respect to all intellectual property that is first created and prepared by Contractor that is not covered by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976, such that Contractor would be regarded as the copyright author and owner, Contractor hereby assigns and agrees to assign to the Company, and the Company accepts and agrees to accept, Contractor’s entire right, title, and interest in and to such works, including all copyrights therein.
7.8
Cooperation. When requested by the Company, during or after termination of this Agreement, Contractor will support and cooperate with the Company in pursuing any patent or copyright protection in the United States and foreign countries for any Company Invention or work for hire. Contractor will sign such assignments or other documents considered necessary by the Company to convey ownership and exclusive rights, including patent rights, to the Company. The costs of obtaining and defending patent and copyright rights shall be paid by the Company, and the Company shall pay reasonable fees to Contractor for services under this paragraph.
7.9
Prior Inventions. Contractor has attached as Exhibit B, a list describing all inventions, original works of authorship, developments, and improvements, if any, which were made by Contractor prior to entering into this Agreement with the Company, which belong to Contractor and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”). If, in the course of performance or provision of Services pursuant to this Agreement, Contractor incorporates any Prior Inventions into any work for hire or the Company Invention, Contractor grants to the Company an irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive license, with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise exploit or utilize in any manner the Prior Invention so incorporated.
7.10
Notice of Limits to Assignment. The provisions of Sections 7.5 thru 7.9 do not apply to any work product that Contractor developed entirely on Contractor’s time when not engaged on the Company’s behalf and without using the Company’s or one of the Company’s customer’s or business partner’s equipment, supplies, facilities, data, Protected Information, or trade secrets, unless the work product (i) relates to the Company’s business or to the Company’s actual or demonstrably anticipated research, development, services, or products, or (ii) results from any work performed by Contractor for the Company or one or more of the Company’s customers or business partners prior to the termination of this Agreement.
8.0
Insurance and INDEMNIFICATION
8.1
Insurance. During the term of this Agreement and continuing thereafter, including after the termination of the Agreement, Contractor shall have coverage under a directors and officers liability insurance policy provided by the Company in amounts no less than, and on terms no less favorable than, those provided by the Company to directors and officers of the Company from time to time, with respect to actions taken by Contractor while performing the Services to the Company.
8.2
Indemnity. The Company shall enter into an indemnification agreement with the Contractor (or the Contractor’s managing member) in the form attached as Exhibit C.

9.0
TERM AND TERMINATION
9.1
Term. The term of this Agreement shall commence on June 1, 2024 and continue for an indefinite period of time until terminated in accordance with this Agreement.
9.2
Termination for Breach, Violation of Law, Insolvency, or Cessation of Operations. This Agreement may be terminated immediately by either Party upon written notice by a Party to the other Party (i) if the other Party materially breaches this Agreement and such breach is incapable of cure, or with respect to a breach capable of cure, if the other Party does not cure such breach within ten (10) calendar days after receipt of written notice of such breach; (ii) if the other Party commits any violation of the law; (iii) upon the institution of insolvency, receivership, or bankruptcy proceedings against either Party; or upon either Party’s dissolution or cessation of business operations.
9.3
Termination of Agreement for Other Reasons. For all reasons other than those set forth in Subsection 9.2 or for no reason, this Agreement may be terminated by either Party upon forty-five (45) days’ written notice.
9.4
Payment Upon Termination. Upon termination, the Company shall promptly pay Contractor for all Services provided up to the effective date of the termination.
10.0
notices
10.1
Provision of Notice. Any notice or other communication between the Parties in connection with this Agreement shall be in writing and, except as otherwise provided by this Agreement, shall be delivered (i) in person, (ii) sent by reputable commercial delivery service, (iii) sent by certified U.S. mail, postage prepaid, and with return receipt requested, or (iv) sent by electronic mail to the address provided for the other Party in this Section 10. Notices delivered in person or by delivery service shall be deemed communicated as of the time of delivery, notice delivered by mail shall be deemed communicated as of 3:00 p.m. (Pacific Time) on the fourth business day after mailing, and notice delivered by electronic mail shall be deemed communicated as of the date and time the electronic mail is sent (so long as no autoreply or error message is received by the sender).
10.2
Each Party may change its address for notice by notice given to the other Party in accordance with this Section 10.0.
10.3
Notice Addresses.

If to Contractor:

Malm Consulting LLC

Attn: Joshua Malm, Managing Member

If to the Company:

5E Advanced Materials, Inc.

Attn: Paul Weibel, Chief Executive Officer

9329 Mariposa Road, Suite 210

Hesperia, California 92344

11.0
GENERAL
11.1
Waiver of Non-Compliance. No delay or failure on the part of a Party in requiring strict performance of, or enforcing any rights under, this Agreement shall operate as a waiver of the same.
11.2
Survival. Termination of this Agreement shall not affect any rights or obligations that by their nature should survive termination, including the obligations set forth in Sections 6 through 11 of this Agreement.
11.3
Governing Law; Venue. Any dispute regarding the interpretation or validity of, or otherwise arising out of, this Agreement, or relating to the Services provided hereunder shall be governed by the laws of the State of Colorado, without regard to any conflict of laws principles. In addition, the Parties stipulate, consent, and agree that any action or proceeding by either of the Parties relating to this Agreement shall be brought only in a state or federal court located in the State of Colorado, Weld County. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
11.4
Severability. In the event that any of the provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement is deemed unenforceable and thus stricken, such holding shall not affect the validity of the remaining portions of this Agreement, the balance of which shall remain in full force and effect and shall continue to be binding on the Parties with any such modification to become a part of this Agreement and treated as though originally set forth in this Agreement. The Parties further agree that any court or other tribunal of competent jurisdiction is expressly authorized to modify any unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court or other tribunal of competent jurisdiction shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.
11.5
Assignment. No portion of this Agreement or any of Contractor’s rights (including, without limitation, the right to payment for Services) or obligations hereunder may be assigned and/or delegated by Contractor. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns.
11.6
Modifications. Any and all modifications of this Agreement shall be in writing and signed by both Contractor and an authorized representative of the Company.
11.7
Headings. Section and/or subsection headings used in this Agreement are for reference purposes only and shall not be used in the interpretation of this Agreement.

11.8
Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any SOW, the provisions of this Agreement shall prevail. Any SOW issued for Services under this Agreement shall be deemed to incorporate all of the provisions of this Agreement as if fully set forth therein.
11.9
Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signature pages may be signed manually or electronically, and may be transmitted by facsimile, email, DocuSign, or other secure mode of transmission. Electronic signatures and electronically transmitted signatures will have the same legal effect as an original.
11.10
Entire Agreement. This Agreement, including any applicable SOW between the Company and Contractor, constitutes the complete and entire statement of the agreement between the Parties, and it supersedes all prior agreements or proposals, oral or written, and all other communications between the Parties relating to the subject matter of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date(s) written below.

5E advanced materials, inc.	MALM CONSULTING LLC

By: /s/ Paul Weibel	By: /s/ Joshua Malm

Paul Weibel	Joshua Malm
Chief Executive Officer	Managing Member
September 9, 2024	September 9, 2024

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F.E.I.N (Must also provide completed IRS Form W-9)

Exhibit A – Statement of Work

EXHIBIT B – LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

EXHIBIT C – INDEMNIFICATION AGREEMENT